As filed with the Securities and Exchange Commission on November 24, 2020

Registration No. 333-236718

Registration No. 333-229699

Registration No. 333-222866

Registration No. 333-215822

Registration No. 333-207674

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-236718)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-229699)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-222866)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-215822)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-207674)

UNDER

THE SECURITIES ACT OF 1933

MYOKARDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	44-5500552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

MyoKardia, Inc.

1000 Sierra Point Parkway

Brisbane, California 94005

(650) 741-0900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

MyoKardia, Inc. 2015 Employee Stock Purchase Plan

MyoKardia, Inc. 2015 Stock Option and Incentive Plan

MyoKardia, Inc. 2012 Equity Incentive Plan

(Full title of the plans)

Katherine R. Kelly

MyoKardia, Inc.

1000 Sierra Point Parkway

Brisbane, California 94005

(650) 741-0900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

MyoKardia, Inc., a Delaware corporation (the “Company”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “Commission”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement on Form S-8 (Registration File No. 333-236718), pertaining to the registration of 1,855,162 shares of the Company’s common stock, which had a par value of $0.0001 per share prior to the Transactions (as defined below) (the “Common Stock”) under the MyoKardia, Inc. 2015 Stock Option and Incentive Plan (the “2015 Plan”), 463,790 shares of Common Stock under the MyoKardia, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) and an indeterminate amount of interests to be offered or sold pursuant to the ESPP (“Plan Interests”), which was filed with the Commission on February 27, 2020;

•

Registration Statement on Form S-8 (Registration File No. 333-229699), pertaining to the registration of 1,611,557 shares of Common Stock under the 2015 Plan, 402,889 shares of Common Stock under the ESPP and an indeterminate amount of Plan Interests, which was filed with the Commission on February 15, 2019;

•

Registration Statement on Form S-8 (Registration File No. 333-222866), pertaining to the registration of 1,432,511 shares of Common Stock under the 2015 Plan, 358,127 shares of Common Stock under the ESPP and an indeterminate amount of Plan Interests, which was filed with the Commission on February 5, 2018;

•

Registration Statement on Form S-8 (Registration File No. 333-215822), pertaining to the registration of 1,257,160 shares of Common Stock under the 2015 Plan, 314,289 shares of Common Stock under the ESPP and an indeterminate amount of Plan Interests, which was filed with the Commission on January 31, 2017; and

•

Registration Statement on Form S-8 (Registration File No. 333-207674), pertaining to the registration of 1,500,053 shares of Common Stock under the 2015 Plan, 149,947 shares of Common Stock subject to outstanding awards under the 2015 Plan, 255,000 shares of Common Stock under the ESPP, an indeterminate amount of Plan Interests, and 1,159,720 shares of Common Stock subject to outstanding awards under the MyoKardia, Inc. 2012 Equity Incentive Plan, which was filed with the Commission on October 29, 2015.

On October 3, 2020, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), and Gotham Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things (i) a tender offer by Merger Sub to purchase all of the outstanding shares of Common Stock of the Company at a price per share of $225.00 net to the seller in cash without interest and subject to any withholding of taxes required by applicable law upon the terms and subject to the conditions set forth in the Merger Agreement and (ii) the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”) ((i) and (ii) together, the “Transactions”). The Merger became effective on November 17, 2020, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

In connection with the Merger, the Company has terminated any and all of the offerings of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby amends the Registration Statements and removes from registration any and all of the securities of the Company, including any Plan Interests, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood Cliffs, State of New Jersey, on the 24th day of November, 2020.

MYOKARDIA, INC.
By:	/s/ Katherine R. Kelly
Name: Katherine R. Kelly
Title: Vice President and Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.